Prospectus Supplement No. 9

Filed pursuant to Rule 424(b)(3)

Registration No. 333-283853

DIH HOLDING US, INC.

Dated June 9, 2025

To the Prospectus dated January 31, 2025

This Prospectus Supplement No. 9 updates, amends and supplements the prospectus, dated January 31 2025, as amended and supplemented by Prospectus Supplement No. 1 dated February 14, 2025, Prospectus Supplement No. 2 dated February 18, 2025, Prospectus Supplement No. 3, dated March 3, 2025, Prospectus Supplement No. 4 dated March 10, 2025, Prospectus Supplement No. 5 dated March 17, 2025, Prospectus Supplement No. 6 dated April 7, 2025, Prospectus Supplement No. 7 dated May 5, 2025 and Prospectus Supplement No. 8 dated May 12, 2025, (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-283853).

This Prospectus Supplement No. 9 is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the United States Securities and Exchange Commission on May 30, 2025, which is set forth below.

This Prospectus Supplement No. 9 is not complete without the Prospectus. This Prospectus Supplement No.9 should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement No. 9, and is qualified by reference thereto, except to the extent that the information in this Prospectus Supplement No. 9 updates or supersedes the information contained in the Prospectus. Please keep this Prospectus Supplement No. 9 with your Prospectus for future reference.

Our Common Stock and Warrants are traded on The Nasdaq Stock Market LLC under the symbols “DHAI.” and “DHAIW”, respectively. On June 6, 2025, the last reported sale price of our Common Stock was $0.2190 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” INCLUDED IN OUR ANNUAL REPORT ON FORM 10-K, as amended by Form 10-K/A, FOR THE YEAR ENDED MARCH 31, 2024 AS WELL AS SUBSEQUENTLY FILED FORM 10-QS BEFORE YOU DECIDE TO INVEST.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT NO. 9 IS NOT COMPLETE AND MAY CHANGE. THIS PROSPECTUS SUPPLEMENT NO. 9 IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this Prospectus Supplement No. 9 is June 9, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2025

DIH HOLDING US, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41250	98-1624542
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Accord Park Drive; Suite D-1 Norwell, Massachusetts	02061
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 877 944-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	DHAI	The Nasdaq Stock Market LLC
Warrants	DHAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to Securities Purchase Agreement and Convertible Debenture

As previously reported in a Current Report on Form 8-K filed on June 7, 2024 (the “June 2024 Form 8-K”), DIH Holding US, Inc., a Delaware corporation (the “Company”) entered into a Securities Purchase Agreement (the “SPA”), pursuant to which the Company sold to an investor (the “Investor”) on June 7, 2024, in a private placement, an aggregate of $3,300,000 in principal amount of 8% Original Issue Discount Senior Secured Convertible Debentures (the “Debentures”), convertible shares of the Company’s Class A common stock, par value $0.0001 (the “Common Stock”) at a conversion price of $5.00. The shares of Common Stock issuable upon conversion of the Debentures are collectively referred to as the “Conversion Shares” and the Company has previously filed a Registration Statement on Form S-1 (as amended, the “Form S-1”) to register such Conversion Shares. As of May 1, 2025, there were insufficient shares remaining under the Form S-1 to make future payments due in Conversion Shares.

On May 29, 2025, the Company and the Investor entered into an Agreement to amend the SPA (the “Amendment Agreement”) to exchange the portion of the Debenture represented by the redemption payment due on May 1, 2025 for 1,540,277 shares of Common Stock and the portion of the Debenture represented by the June payment for such number of shares of Common Stock as shall be determined as of June 2, 2025 pursuant to the Debenture (collectively, “PIK Payment Shares”). Pursuant to the terms of the Amendment Agreement, the Company and Investor further agreed that future monthly redemption payments may be made in cash or shares of Common Stock in accordance with Section 3(a)(9) of the Securities Act. The Company and the Investor further agreed to amend the Debenture to permit interest on the Debenture to be paid in cash or Conversion Shares (as such term is defined in the Debenture). The Investor further agreed to waive any events of default as a result of the delay in payment.

The foregoing description of the Amendment Agreement do not purport to be complete and are qualified in their entirety by references to the Amendment Agreement filed as Exhibit 10.1 to this Current Report and incorporated by reference herein.

Item 3.02 Unregistered sales of Equity Securities

The PIK Payment Shares are issued pursuant the exemption provided by Section 3(a)(9) of the Securities Act. Accordingly, and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Agreement, dated as of May 29, 2025 by and between DIH Holding US, Inc. and the Investor.
104	Cover page interactive data file

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIH HOLDING US, INC.

Date: May 29, 2025	By:	/s/ Lynden Bass
Lynden Bass Chief Financial Officer

Exhibit 10.1

AGREEMENT

This AGREEMENT dated as of May 29, 2025 (this “Agreement”), by and between DIH Holding US, Inc. (“Maker”), and Five Narrow Lane (the “Payee” and together with the Maker each a “Party” and collectively as the “Parties”). Capitalized words not otherwise defined herein shall have the meanings attributed to them in the SPA or Debenture (as defined below)

W I T N E SS E T H :

WHEREAS, the Maker and the Payee are parties to a Securities Purchase Agreement dated June 6, 2024, (the “SPA”), pursuant to which the Maker issued to the Payee an 8% Original Issue Discount Senior Secured Convertible Debenture dated June 7, 2024, bearing annual interest of 8% in the principal amount of $3,300,000.00 (the “Debenture”);

WHEREAS, pursuant to Section 6(b) of the Debenture, Maker was obligated to make monthly redemption payments (the “Redemption Payment(s)”) to Payee commencing on November 1, 2024;

WHEREAS, pursuant to Section 6(b) of the Debenture, the Redemption Payments are to be made in cash or, in lieu thereof, may be made in Conversion Shares in accordance with a formula set forth in Section 6(b) of the Debenture as long as the Equity Conditions have been satisfied;

WHEREAS, the Maker has previously filed a Registration Statement on Form S-1 (as amended, the “Form S-1”) to register securities in connection with the Debenture;

WHEREAS, there are insufficient shares remaining under the Form S-1 to make the payment due on May 1, 2025 and June 2, 2025 in Conversion Shares;

WHEREAS, Maker has failed to make the Redemption Payment due on May 1 (the “Deferred Payment”);

WHEREAS, due to ongoing discussions and negotiations between Maker and Payee, Payee has not, and did not declare the Debenture in default;

NOW, THEREFORE, in consideration of the agreements of the Parties set forth herein, and other good and valuable consideration the receipt and legal adequacy of which are hereby acknowledged by the Maker and the Payee, it is hereby agreed as follows:

1. The Maker and Payee shall exchange the portion of the Debenture represented by the Deferred Payment for 1,540,277 shares of Common Stock and the portion of the Debenture represented by the June payment for such number of shares of Common Stock as shall be determined as of June 2, 2025 pursuant to Section 6(b) of the Debenture (collectively, “PIK Payment Shares”), pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act. The Maker and Payee agree that future monthly redemption payments shall be made in cash or shares of Common Stock in accordance with Section 3(a)(9) of the Securities Act.

2. Section 2(a) of the Debenture is hereby amended by adding “or Conversion Shares” to the end of Section 2(a) so as to permit interest to be paid in cash or shares of Common Stock.

3. The Company represents that: (a) all of the PIK Payment Shares may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as of the date of this Agreement and (b) the Common Stock is trading on Nasdaq and all of the PIK Payment Shares are or as a condition of the exchange be listed or quoted for trading on such Nasdaq not later than June 2, 2025. The Maker acknowledges that the Company, as a former shell company, is subject to the limitations set forth in Rule 144 (i).

4. The Maker acknowledges that as a result of the exchange of a portion of the Debenture represented by the Deferred Payment for PIK Payment Shares, pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act, the holding period of the Debenture and PIK Payment Shares, for Rule 144 purposes commenced as of June 7, 2024, and neither this Agreement nor the issuance of PIK Payment Shares, shall restart such holding period. All PIK Payment Shares are being issued pursuant to an exemption from registration pursuant to Section 3(a)(9) of the Securities Act. The Maker will deliver to Payee and Transfer Agent, contemporaneously with this Agreement, a legal opinion of its counsel, reasonably acceptable to the Payee and Transfer Agent, with respect to the applicability of Section 3(a)(9) and the holding period as described herein and opining that the PIK Payment Shares being delivered are not subject to any restriction to being publicly traded as long as such sales are in compliance with Rule 144.

5. The Maker hereby represents and warrants to Payee that the Maker has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement.

6. The Payee hereby confirms the representations and warranties made by it in Section 3.2 of the SPA.

7. The Payee hereby waives any event of default under Section 8(a)(i) of the Debenture with respect to the Deferred Payment and waives its right to exercise any remedies pursuant to the Debenture solely as a result of the Deferred Payment.

8. The Payee hereby waives the requirement set forth in Section 3(c) of the Registration Rights Agreement entered into between the Parties to file an additional Registration Statement as such term is defined in the Registration Rights Agreement.

9. The Maker confirms that neither it nor any other Person acting on its behalf has provided Payee or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, non-public information concerning the Maker, other than the existence of the transactions contemplated by this Agreement and the other Transaction Documents. The Maker understands and confirms that Payee will rely on the foregoing representations in effecting transactions in securities of the Maker. From and after the filing of the 8-K to be filed pursuant to Section 12 below, the Maker represents to the Payee that it shall have publicly disclosed all material, non-public information delivered to Payee or any of its affiliates and agents, by the Maker, or any of its officers, directors, employees or agents in connection with the transactions contemplated by this Agreement.

10. The Maker shall not, and the Maker shall cause each of its officers, directors, employees and agents not to provide Payee with any material, non-public information regarding the Maker or any of its subsidiaries from and after the date hereof without the express prior written consent of Payee (which may be granted or withheld in Payee’s sole discretion). In the event of a breach of the foregoing covenants, in addition to any other remedy provided herein, Payee shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such breach or such material, non-public information, as applicable, without the prior approval by the Maker, or any of its officers, directors, employees or agents. Payee shall have no liability to the Maker, any of its subsidiaries, or any of its or their respective officers, directors, employees, affiliates, stockholders or agents, for any such disclosure. To the extent that the Maker delivers any material, non-public information to Payee without Payee’s consent, the Maker hereby covenants and agrees that Payee shall not have any duty of confidentiality with respect to, or a duty not to trade on the basis of, such material, non-public information.

11. Payee has not paid, surrendered or otherwise transferred to or received from any person any item of value in connection with such exchange, other than the Deferred Payments so exchanged and the PIK Payment Shares received upon such exchange, and it is receiving such PIK Payment Shares with full knowledge of the restrictions on transfer applicable thereto under Rule 144

12. Prior to 9:30 am Eastern time on the Business Day after execution of this Agreement, the Maker shall file a form 8-K with the Securities and Exchange Commission, disclosing this Agreement, which shall be an exhibit to such filing. The Form 8-K shall be provided to Payee for review and comment prior to filing.

13. Except as expressly amended hereby, each of the SPA and the Debenture shall remain in full force and effect in accordance with their respective terms and provisions. All references in the SPA and the Debenture, as the case may be, to terms such as “the Debenture” “this Debenture”, “hereby”, “herein” and shall include this Agreement. The Payee is not waiving any of its rights under the Debenture and SPA.

14. This Agreement shall be deemed a portion of the Debenture and shall be governed by the terms thereof.

15. This Amendment shall be deemed to have been drafted jointly by the Parties and therefore any rule of law that stands for the proposition that ambiguities contained within an agreement are to be construed against the drafter thereof is inapplicable.

[REST OF THIS PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, each of the undersigned Parties has duly executed this Agreement as of the date first written above.

MAKER	PAYEE

DIH HOLDING US, INC.	FIVE NARROW LANE

/s/ Lynden Bass	/s/ Arie Rabinowitz
By: Lynden Bass	By: Arie Rabinowitz
Its: CFO	Its: Managing Partner